Exhibit 99.1

IMMEDIATE RELEASE
June 30, 2009

QUAINT OAK BANCORP, INC. ANNOUNCES
ESTABLISHMENT OF NEW SERVICES

    Southampton, PA – Quaint Oak Bancorp, Inc. (the “Company”) (OTCBB: QNTO) the holding company for Quaint Oak Bank, announced today that the Bank will begin offering mortgage banking, real estate sales and title insurance services in the Lehigh Valley. These new offerings are made possible by the establishment of three Quaint Oak Bank subsidiaries.  These subsidiaries will be staffed by experienced professionals from within each business area.  In addition, the Bank has received approval to establish a branch office as part of its retail expansion. Quaint Oak’s new branch office will be located on Union Boulevard in Allentown, Pennsylvania, which we expect will begin operations late in the third quarter or early fourth quarter of this year.

    Robert T. Strong, President and Chief Executive Officer, stated, "Building upon our 80 year history in the Delaware Valley, we are expanding our services to the Lehigh Valley. These new ventures present an exciting opportunity to offer a wider array of products and services, as well as a new location to accommodate our customer’s needs."  Mr. Strong continued, " We are excited by the opportunities that lie ahead and look forward to this new offering of location and services to our existing customers along with an invitation to new customers to join the Quaint Oak Experience."

    Statements contained in this news release which are not historical facts may be forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors. Factors which could result in material variations include, but are not limited to, changes in interest rates which could affect net interest margins and net interest income, competitive factors which could affect net interest income and noninterest income, changes in demand for loans, deposits and other financial services in the Company's market area; changes in asset quality, general economic conditions as well as other factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.

Contacts
Quaint Oak Bancorp, Inc. Robert T. Strong, President and Chief Executive Officer (215) 364-4059